Exhibit (g)(3)

PRIMARK MEKETA PRIVATE EQUITY INVESTMENTS SUBSIDIARY FUND I, LLC

Investment Management Agreement

AGREEMENT made this 13th day of May, 2025, by and between PRIMARK MEKETA PRIVATE EQUITY INVESTMENTS SUBSIDIARY FUND I, LLC, a Delaware limited liability company (the “Fund”), and PRIMARK ADVISORS LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Fund and the Adviser wish to enter into an agreement setting forth the terms upon which the Adviser (or certain other parties acting pursuant to delegation from the Adviser) will perform certain services for the Fund;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1.        (a) The Fund hereby employs the Adviser to (i) furnish the Fund with Portfolio Management Services (as defined in Section 2 hereof) consistent with the investment program and policies of Primark Meketa Private Equity Investments Fund, subject to the authority of the Adviser to delegate certain of its responsibilities hereunder to other parties as provided in Section 1(b) hereof, and (ii) furnish such other services necessary to sponsor and manage the Fund that are not specifically delegated to other service providers of the Fund, including overseeing the work that is delegated to other service providers of the Fund. The Adviser hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as and to the extent permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b) The Adviser may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser.

(c) In the event that the Adviser delegates to one or more Sub-Advisers all or part of its responsibilities hereunder with respect to the provision of Portfolio Management Services, the Adviser hereby agrees to furnish to the Fund the following services (“Oversight Services”):

(i) supervision and oversight of each Sub-Adviser’s provision of Portfolio Management Services with respect to the Fund consistent with the investment program and policies of Primark Meketa Private Equity Investments Fund;

(ii) perform periodic detailed analysis and reviews of the performance by each Sub-Adviser of its obligations to the Fund, including without limitation analysis and review of the Portfolio Management Services provided by each Sub-Adviser, analysis and review of portfolio and other compliance matters and review of each Sub-Adviser’s investment performance in respect of the Fund;

(iii) prepare and present periodic reports to the Board of Directors of the Fund regarding the investment performance of each Sub-Adviser and other information regarding each Sub-Adviser, at such times and in such forms as the Board of Directors of the Fund may reasonably request;

(iv) review and consider any changes in the personnel of each Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Directors of the Fund;

(v) review and consider any changes in the ownership or senior management of each Sub-Adviser and make appropriate reports to the Board of Directors of the Fund;

(vi) perform periodic in-person or telephonic diligence meetings, including with respect to compliance matters, with representatives of each Sub-Adviser;

(vii) assist the Board of Directors of the Fund and management of the Fund in developing and reviewing information with respect to the initial approval of each agreement with a Sub-Adviser (a “Subadvisory Agreement”) and annual consideration of each Subadvisory Agreement thereafter;

(viii) prepare recommendations with respect to the continued retention of any Sub-Adviser or the replacement of any Sub-Adviser, including at the request of the Board of Directors of the Fund;

(ix) identify potential successors to or replacements of any Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Directors of the Fund a recommendation as to any such successor, replacement, or additional Sub-Advisers, including at the request of the Board of Directors of the Fund;

(x) designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services; and

(xi) perform such other review and reporting functions as the Board of Directors of the Fund shall reasonably request consistent with this Agreement and applicable law.

2. As used in this Agreement, “Portfolio Management Services” means management of the investment and reinvestment of the assets belonging to the Fund, consisting specifically of the following:

(a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Fund in accordance with the Primark Meketa Private Equity Investments Fund’s investment objectives and policies;

(b) taking such steps as are necessary to implement the investment policies of the Fund by purchasing and selling of securities, including the placing of orders for such purchase and sale; and

(c) regularly reporting to the Board of Directors of the Fund with respect to the implementation of the investment policies of the Fund.

In managing the Fund’s portfolio, the Adviser and Sub-Adviser(s), if any, will not take any actions with respect to the Fund’s assets that would cause Primark Meketa Private Equity Investments Fund to violate any provisions of the 1940 Act, applicable to Primark Meketa Private Equity Investments Fund.

3. The Fund will bear (and nothing in this Agreement shall require the Adviser to bear, or to reimburse the Fund for): (a) all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund and the offering of its shares; (b) ordinary administrative and operating expenses, including the Management Fee and all expenses associated with the pricing of Fund assets; (c) risk management expenses; (d) ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for the Fund’s account (including brokerage, clearing, and settlement costs), custodial costs, and interest charges; (e) professional fees (including, without limitation, expenses of consultants, experts, and specialists); (f) fees and expenses in connection with repurchase offers and any repurchases or redemptions of Fund shares of beneficial interest; (g) office space, office supplies, facilities and equipment for the Fund; (h) executive and other personnel for managing the affairs of the Fund, other than for the Adviser’s provision of (1) Portfolio Management Services and (2) Oversight Services (if the Adviser shall have delegated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services); (i) any of the costs of printing and mailing the items referred to in Sub-Section (v) of this Section 3; (j) any of the costs of preparing, printing and distributing sales literature; (k) compensation of directors of the Fund who are not directors, officers or employees of the Adviser or of any affiliated person (other than a registered investment company) of the Adviser; (l) registration, filing and other fees in connection with requirements of regulatory authorities; (m) the charges and expenses of any entity appointed by the Fund for custodial, paying agent, investor servicing and plan agent services; (n) charges and expenses of independent accountants retained by the Fund; (o) charges and expenses of any transfer agents and registrars appointed by the Fund; (p) brokers’ commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (q) taxes and fees payable by the Fund to federal, state or other governmental agencies; (r) any cost of certificates representing shares of the Fund; (s) legal fees and expenses in connection with the affairs of the Fund, including registering and qualifying its shares with federal and state regulatory authorities; (t) expenses of meetings of investors and directors of the Fund; (u) interest, including interest on borrowings by the Fund; (v) [reserved]; (w) the Fund’s expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses; (x) all filing costs, fees, and any other expenses which are directly related to the investment of the Fund’s assets; and (y) any extraordinary expenses, including any litigation expenses.

4. All activities undertaken by the Adviser or any Sub-Adviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Directors of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

5. The services to be provided by the Adviser and any Sub-Adviser hereunder are not to be deemed exclusive and the Adviser and any Sub-Adviser shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

6. As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Fund shall pay the Adviser compensation at the annual rate of 1.50% of the average daily net assets of the Fund (or such lesser amount as the Adviser may from time to time agree to receive). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Directors of the Fund may from time to time determine and specify in writing to the Adviser.

7. In connection with the management of the investment and reinvestment of the assets of the Fund, the Adviser is authorized to place orders either directly with the issuer or with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Adviser, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and/or to other clients of the Adviser as to which the Adviser exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Adviser, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of the Adviser.

8. The Fund constitutes and appoints the Adviser as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation, in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Adviser may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the 1940 Act and the rules thereunder, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief, and requirements under Commodity Futures Trading Commission (“CFTC”) rules and guidance.

9. The Fund may delegate to the Adviser, subject to revocation at the discretion of the Board of Directors of the Fund, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Adviser.

10. It is understood that any of the investors, directors, officers, employees and agents of the Fund may be an investor, director, officer, employee or agent of, or be otherwise interested in, the Adviser, any affiliated person of the Adviser, any organization in which the Adviser may have an interest or any organization which may have an interest in the Adviser; that the Adviser, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the limited liability company agreement of the Fund, the limited liability company agreement of the Adviser or specific provisions of applicable law.

11. The Fund acknowledges that, as between the Fund and the Adviser, the Adviser owns and controls the name “Primark.” The Adviser consents to the use by the Fund of the name “Primark Private Equity Fund” or any other name embodying the word “Primark,” in such forms as the Adviser shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Fund shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Fund at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Adviser to the Fund to use said word as part of a business or name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the same; the Fund acknowledges and agrees that as between the Adviser and the Fund, the Adviser has the exclusive right so to use, or authorize others to use, said word, and the Fund agrees to take such action as may reasonably be requested by the Adviser to give full effect to the provisions of this section (including, without limitation, consenting to such use of said word). Without limiting the generality of the foregoing, the Fund agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Fund, the Fund will, at the request of the Adviser made at any time after the Adviser has knowledge of such termination or violation, use its best efforts to change the name of the Fund so as to eliminate all reference, if any, to the word “Primark” and will not thereafter transact any business in a name containing the word “Primark” in any form or combination whatsoever, or (except as may otherwise be required by law) designate itself as the same entity as or successor to any entity of such name, or otherwise use the word “Primark” or any other reference to the Adviser. Such covenants on the part of the Fund shall be binding upon it, its directors, officers, investors, creditors and all other persons claiming under or through it.

12. This Agreement shall become effective as of the date of its execution, and

(a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the directors of the Fund who are not interested persons of the Fund, Primark Meketa Private Equity Investments Fund, or the Adviser, at a meeting called for the purpose of voting on, such approval;

(b) this Agreement may at any time be terminated on sixty days’ written notice to the Adviser either by vote of (i) the Board of Directors of the Fund; (ii) the Board of Trustees of Primark Meketa Private Equity Investments Fund; or (iii) by vote of a majority of the outstanding voting securities of the Fund;

(c) this Agreement shall automatically terminate in the event of its assignment;

(d) this Agreement may be terminated by the Adviser on ninety days’ written notice to the Fund; and

(e) if the Adviser requires the Fund to change its name so as to eliminate all references to the word “Primark,” this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the directors of the Fund who are not interested persons of the Fund or the Adviser, at a meeting called for the purpose of voting on such approval.

Termination of this Agreement pursuant to this Section 12 shall be without the payment of any penalty.

13. This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the 1940 Act, as if the Fund were registered under the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

14. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act and the rules thereunder, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

15. (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Fund or to any investor of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Adviser, its affiliates and any of their respective partners, members, directors, officers, employees and investors (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Adviser’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its investors by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by either (A) the vote of a majority of a quorum of the Directors who are neither “interested persons” of the Fund nor parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board of Directors of the Fund, further provided that such counsel’s determination be written and provided to the Board of Directors of the Fund.

(b) Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the 1940 Act.

16. Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by facsimile or electronically to the requisite party, at its address as specified by such party.

17. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

19. This Agreement is executed on behalf of the Fund by an officer, and the obligations created hereby are not binding on any of the investors, Directors, employees, or agents, whether past, present, or future, of the Fund individually, but bind only the assets and property of the Fund.

20. This Agreement may be executed in multiple counterparts, all of which counterparts together shall constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Primark Meketa Private Equity Investments Subsidiary Fund I, LLC

By:	/s/ Michael Bell
Name: Michael Bell
Title: President

PRIMARK ADVISORS LLC

By:	/s/ Michael Bell
Name: Michael Bell
Title: Managing Director